Exhibit 10.4

Confidentiality and Intangible Asset Use and Protection Agreement

Name Lei Chunmei

Company Zhongshan Siruide Environmental Protection Technology Co.,Ltd.

Date of Filling December 1st, 2021

Confidentiality and Intangible Asset Use and Protection Agreement

First Party: Zhongshan Siruide Environmental Protection Technology Co.,Ltd.

Second Party: Lei Chunmei

To protect the company’s confidentiality, it was decided by the company’s workers congress that the company as the right holder, it is necessary to take certain confidentiality measures and formulate a confidentiality system. In accordance with the relevant laws, regulations and the company’s relevant systems, after full discussion between the First Party and the Second Party, the following agreement has been decided and both parties shall abide by it.

I.	Scope of Confidentiality

The Second Party has the obligation to strictly keep the followings’ confidential information:

1.	The company’s business confidential information, including all external relations and developed markets and goodwill, the company’s technical information and business information.

2.	The company’s major corporate decisions in confidential matters.

3.	The company’s business strategy, business direction, business planning, investment plan, business projects, and business decisions, trademarks (unregistered trademarks and other intangible assets) and all intellectual property rights.

4.	The company’s contract, agreement, customer list, letter of intent, feasibility report, and main meeting minutes.

5.	The company’s budget and final accounting report and various financial statements and statistical reports.

6.	The company’s undisclosed product prices.

7.	The company’s process flow, data of the scientific research and production, production formula, drawings and product technologies of each product of the company.

8.	The company’s personnel name and data, wages, labor income and information.

9.	The company’s patented achievements and non-patented technologies.

10.	The work logs and data of all personnel in the company.

11.	All tangible materials of the company’s intangible assets, including important documents and archives.

12.	Other matters determined by the company to be kept confidential (including the job technical achievements completed or participated in by the employees themselves).

II.	The rights and obligations of the First Party

1.	The production, sending, receiving, delivery, use, duplication, excerpt, preservation and destruction of documents, materials and other items belonging to the company’s confidential property shall be carried out by special personnel entrusted by the company’s office and shall be accessed, processed and delivered using computer technology.

2.	Regarding the confidential documents, data and other materials, the following confidential measures must be taken:

(1)	Unless approved by the general manager or vice general manager, it is not allowed to copy or reproduce.

(2)	Sending and receiving, delivery and carrying out, designated personnel shall be responsible, and necessary safety measures shall be taken.

(3)	Stored in a well-equipped safety device.

3.	The development, production, transportation, use, preservation, maintenance and destruction of equipment and products belonging to the company’s confidential information shall be carried.

4.	Belong to the company’s confidential facilities or product’s research, production, transportation, usage, storage, maintenance and sales, it will be implemented by the company’s relevant department, and using the confidential measures.

III.	The rights and obligations of the Second Party

1.	The Second Party shall not disclose the company’s confidential information to any parties, without consent from the First Party, not allowed to discuss the company’s confidential information in public places and shall not transfer company’s confidential information in any other means. Do not do things that will damage the interests of the company and do not speak the language that is not conducive to the company’s reputation. Otherwise, the double penalty will be doubled according to the loss caused or the impact on the predicted value, circumstances, or any sanctions.

2.	The Second Party shall not privately engage in and participate in business activities related to the company's products, accessories, technologies, and markets, and second jobs; if the Second Party engaged in business or behavior that competes with the company, the consequences and losses will be based on the importance of the leak, the scope of the impact, and the size of consequences and losses, the compensation for the loss and penalty shall be 10,000 – 50,000 yuan. If the amount of the loss is not easy to determine, the First Party shall be given 10,000 - 300,000 yuan in economic compensation for breach of contract. Those with significant technical content shall be compensated and punished according to the double training of technical value, and shall bear legal responsibility.

3.	Regardless of the reasons for leaving the company, from the date of resignation, the Second Party should undertake the obligation of confidentiality to the company and bear corresponding legal responsibilities.

4.	After the Second Party leaves the company, within two years, she is not allowed to work in other units that produce similar products or operate similar businesses and have a competitive relationship or other interests, and shall not disclose the First Party's business secrets within two years. The First Party shall give the Second Party an appropriate economic compensation.

5.	The Second Party has the right and obligation to report to the leaker, the right and obligation to disclose, and the right to be rewarded.

6.	After Second Party joins the company, she acquires professional skills and knowledge (including the skills learned in the company's training and practice), fails to fulfill any labor contract or service agreement, and resigns in breach of contract and executes “Training Agreement”.

7.	The Second Party is not allowed to take advantage of his position and work to use the company’s relationship, goodwill and technology to provide services for units outside the company.

Or personally manages business such as sales, technical guidance and other business for a fee (except for foreign aid arranged by the company), otherwise, pay liquidated damages to the First Party at more than 10 times the actual or predicted value and give other sanctions or pursue legal responsibility depending on the circumstances. If it is difficult to calculate the value, the Second Party shall pay the First Party a liquidated damages of 30,000 – 100,000 yuan.

IV.	The First Party shall give rewards to the Second Party’s remarkable efforts in maintaining confidential information.

V.	If any party breach the agreement, then the party shall bear the corresponding legal responsibility and the damage suffered by the other party shall be compensated as the minimum.

VI.	If some conditions not mentioned in the contract occurs, the principles of applicable laws and regulations and the purpose of this contract shall be the basis. According to the report, the company’s worker’s congress shall review to determine whether one party has breached the contract and the responsibilities that should be bear.

VII.	This agreement shall come into effect on the date of signing by both parties. This contract is made in two copies, one copy for the First Party and one copy for the Second Party with the same legal effect.

VIII.	Matters not covered in this contract shall be governed by the Second Party’s relevant systems and relevant laws and regulations.

IX.	This agreement is signed at Zhongshan City, Guangdong. Before signing, both parties should familiarize themselves with the content of the contract and know their rights and obligations in details.

X.	The Second Party’s confidentiality system, the labor contract signed by both parties, etc., and documents that clarify the rights and obligations of both parties, are all regarded as annexes to this contract.

First party:	Second Party: Lei Chunmei

[stamp: Zhongshan Siruide Environmental Protection Technology Co.,Ltd.]

December 1st, 2021	December 1st, 2021

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